Registration No.   -
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                         FORM S-3 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      DATA TRANSMISSION NETWORK CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)
          Delaware                                              47-0669375
- ---------------------------------                         -------------------
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                         9110 West Dodge Road, Suite 200
                              Omaha, Nebraska 68114
                                 (402) 390-2328
    -------------------------------------------------------------------------
    (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                               Mr. Brian L. Larson
                Chief Financial Officer, Secretary and Treasurer
                      Data Transmission Network Corporation
                         9110 West Dodge Road, Suite 200
                              Omaha, Nebraska 68114
                                 (402) 390-2328
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies To:
                                   ----------
                                Mr. R. Craig Fry
                           Abrahams, Kaslow & Cassman
                         8712 West Dodge Road, Suite 300
                              Omaha, Nebraska 68114
                                 (402) 392-1250

        Approximate date of commencement of proposed sale to the public:

         The securities to be registered hereby may be offered for sale as soon as practicable after the effective date of this Registration Statement in accordance with the provisions of Rule 415 and other laws applicable to shelf registrations.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                         CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                      Proposed            Proposed Maximum
  Title of Securities           Amount to           Maximum Offering       Aggregate Offering            Amount of
   to be Registered         be Registered(2)       Price Per Share(1)           Price (1)            Registration Fee
- -----------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
par value...................  75,000 Shares              $ 20.00               $ 1,500,000                 $ 517

=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) The amount of shares to be registered pursuant to this Registration Statement may change due to adjustments in the amount of shares to be issued upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

                      DATA TRANSMISSION NETWORK CORPORATION
                      Cross Reference Sheet For Prospectus
                Furnished Pursuant to Rule 501 of Regulation S-K

ITEM NUMBERS & FORM S-3 CAPTION               CAPTION IN PROSPECTUS

1.    Forepart of the Registration         Facing Page; Front Cover Page
      Statement and Outside Front
      Cover Page of Prospectus

2.    Inside Front and Outside             Available Information;
      Back Cover Pages of                  Incorporation of Certain Information
      Prospectus                           by Reference; Table of Contents

3.    Summary Information; Risk            Prospectus Summary; Risk Factors
      Factors and Ratio of
      Earnings to Fixed Charges

4.    Use of Proceeds                      Not Applicable

5.    Determination of Offering            Not Applicable
      Price

6.    Dilution                             Not Applicable

7.    Selling Security Holders             Selling Stockholders

8.    Plan of Distribution                 Plan of Distribution

9.    Description of Securities            Front Cover Page; Prospectus
      to be Registered                     Summary; Risk Factors; Description
                                           of Common Stock

10.   Interests of Named Experts           None
      and Counsel

11.   Materials Changes                    Recent Developments

12.   Incorporation of Certain             Incorporation of Certain Information
      Information by Reference             by Reference

13.   Disclosure of Commission             Not Applicable
      Position on Indemnification
      for Securities Act Liabilities

PROSPECTUS


                                  75,000 Shares

                      DATA TRANSMISSION NETWORK CORPORATION

                                  Common Stock


       The shares of common stock (the "Shares") of Data Transmission Network Corporation (the "Company") offered hereby will be issued to warrant holders (the "Selling Stockholders") upon the exercise of warrants previously issued by the Company. See "Selling Stockholders". All of the Shares offered pursuant to this Prospectus are being sold by the Selling Stockholders and not for the account of the Company. The Shares are traded on the Nasdaq Stock Market under the symbol "DTLN." On August 7, 1996, the last reported sale price for the Shares as reported on the Nasdaq Stock Market was $19.50 per share.

       See "Risk Factors" beginning on Page 5 of this Prospectus for a discussion of certain items that should be considered by prospective investors.
- -------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- -------------------------------------------------------------------------------

       This Prospectus is applicable to the public sale of Shares to be issued to and sold by the Selling Stockholders upon the exercise of warrants previously issued by the Company (the "Warrants"). The Shares offered hereby are being registered and will be distributed pursuant to Rule 415 of the Securities Act of 1933, as amended. The Selling Stockholders may offer or sell such Shares from time to time upon terms determined by the market or in privately negotiated transactions.

       The Company is not engaging an underwriter in connection with the shelf registration or offering of these securities. The Company will incur the expenses of the registration of the Shares offered hereby, including filing, printing, legal, accounting and miscellaneous expenses. The Selling Stockholders shall not incur the expenses of filing, printing, legal, accounting, or other expenses of issuance and distribution in connection with the registration of these Shares. However, Selling Stockholders will pay any sales commissions to the broker/dealer through whom they effect the sale of their securities.

                    This Prospectus is dated August 7, 1996.

                                        1

                               PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus or incorporated by reference. Prospective investors are urged to read this Prospectus in its entirety. See "Risk Factors" for a discussion of certain factors that should be considered carefully in evaluating an investment in the Shares.

                                   THE COMPANY

       Data Transmission Network Corporation ("DTN" or the "Company") provides a broad range of electronic news, information and communication services to business and individual subscribers across the United States and Canada. The Company is a leading provider of satellite delivered agricultural information services as well as the leading information service through which petroleum refiners in the United States of America communicate with their customers. The Company targets its services towards niche markets in which its subscribers come to rely on the timely and valuable information provided by the Company's services to manage their businesses.

       The Company's largest service offers agricultural market information and quotes, and is the market leader and largest provider of satellite delivered agricultural news and information services. The Company has recently acquired the business of its largest direct competitor, Broadcast Partners, in providing satellite delivered agricultural information. See "Recent Developments." The Company offers a variety of other basic services which provide news and information to markets including the energy industry, the financial community and automobile dealerships, golf, construction, aviation, emergency management and other weather related industries.

       DTN currently has over 142,000 subscriptions to its established primary services, and is continuing to develop and add new services targeting additional markets. DTN has consistently shown that it can serve relatively small niche markets profitably. The Company's dedication to customer service and ability to provide value-added services has led to a consistently high subscriber retention rate (91% for the year ended December 31, 1995) and a 17.2% compound annual growth rate in revenue per subscriber.

       DTN provides all of the equipment necessary for subscribers to receive their service. The equipment includes a receiver, color or monochrome video monitor and small 30" Ku-band satellite dish or an FM antenna. DTN also provides solutions for integrating and distributing its information over local area networks, wide area networks and the Internet.

       The Company's revenue is derived principally from: (1) subscription income from each primary service, (2) premium services, (3) service initiation income (up-front fees) received from new subscribers, (4) income from communications services (i.e., one-way messaging, e-mail), and (5) advertising income from various vendors.

       - The cost of receiving the Company's various services depends on the format chosen (i.e., monochrome or color). Customers pay for the service, which includes the use of a DTN terminal, on a monthly, quarterly or annual basis.

       - Premium services are offered to customers on an "a la' carte basis", at additional charges.

       - Service initiation fees are one-time charges to new subscribers or subscribers converting to another DTN service and range from $0 to $318, depending upon the service, broadcast delivery method and sales discount programs offered.

       - The Company sells communications services, particularly in its DTNergy(R) line, which allow subscribers to cost-effectively communicate a large amount of time-sensitive information or data to many of their customers or field offices. 93% of the communication services revenue in 1995 was derived from DTNergy(R) (versus 92% in 1994) and 7% was from DTN AgDaily(R).

       - The Company sells advertising space that is interspersed among the pages of DTN's services. The Company's color graphics and audio capabilities should enhance DTN's ability to generate future advertising revenue.

       DTN obtains information from various news wires and public information and also purchases information from third party sources, some of which are contracted by the Company on an exclusive basis. Certain information received by DTN is edited by an in-house staff before transmission to subscribers. The information is delivered to its addressable subscribers primarily via Ku-band satellite (small dish). Other delivery methods, including FAX, Electronic Mail, the Internet and FM radio side band channels are also employed in order to access certain subscribers who cannot be reached directly by satellite. The Company also has the technology available to deliver some of its services via the Vertical Blanking Interval transmission within cable TV.

       The Company's strategy is to continue to identify and create information and communication services for industries demanding comprehensive time-sensitive information. The Company is continually expanding its business within existing industries it serves by developing additional services and exploring more efficient distribution channels. For example, while initially only transmitting price information from petroleum refiners to jobbers and wholesalers, DTN expanded the information content of its DTNergy(R) service to include invoicing, electronic funds transfer notification and other communication services critical to the energy business. Refineries have come to rely upon DTNergy as a highly efficient, cost effective and customer service oriented service. Current releases of new services, such as the trucking industry service, have taken the DTNergy(R) concept one step further by providing two-way, interactive features.

                                 The Acquisition

       On May 3, 1996, the Company acquired substantially all of the assets of Broadcast Partners, a Delaware general partnership ("BP"), pursuant to an Asset Purchase Agreement of the same date between BP and the Company (the "Acquisition").

       BP was an electronic information and communications services company headquartered in Des Moines, Iowa. Its principle business, operated under the trade name "Farm Dayta", was an agricultural market information and quotes service which competed directly with the Company's DTN AgDaily(R) service. Pursuant to the Acquisition, the Company acquired approximately 39,000 subscription agreements with BP's former subscribers in the United States and Canada who access the electronic delivery (primarily satellite) of time sensitive information and communication services using equipment acquired by the Company from BP pursuant to the Acquisition.

                                  The Offering

       In conjunction with the private placement by the Company of $15,000,000 aggregate principal amount of its 11.25% Senior Subordinated Notes, the Company issued a Common Stock Purchase Warrant dated June 30, 1994, which provided the holder or holders thereof with the right to purchase an aggregate of 25,000 Shares at $22.17 per share at any time prior to June 30, 2004. As a result of a 3 for 1 stock split of the Shares effected by the Company as of June 14, 1996 (see "Recent Developments"), such warrant now provides for the right to purchase an aggregate of 75,000 Shares at $7.39 per share. Such warrant and all warrants issued in substitution thereof are referred to in this Prospectus as the "Warrants". As a result of the 3 for 1 stock split, the number of common shares outstanding and earnings (loss) per shares are being retroactively restated. The restated amounts are as follows:

                                                                                                            Three Months Ended
                                                           Years Ended December 31,                              March 31,
                                   ------------------------------------------------------------------   -------------------------
                                         1991           1992          1993        1994         1995         1995          1996
                                   --------------   -----------   ----------   ---------   ----------   ----------   ------------
Earnings (loss) per share  . .     $          .14   $       .14   $      .07   $   (.16)   $    (.03)   $    (.03)   $      (.04)
                                   ==============   ===========   ==========   =========   ==========   ==========   ============

Weighted average number
  of shares outstanding  . . . .       10,004,712    10,004,331    9,860,550   9,760,200    9,908,592    9,877,320      9,970,845
                                   ==============   ===========   ==========   =========   ==========   ==========   ============


       The Shares offered hereby will be issued by the Company to the Selling Stockholders upon the exercise of the Warrants. The Shares offered hereby will be distributed pursuant to Rule 415 of the Securities Act of 1933 providing for a continuous offering and sale of the Shares from time to time by the Selling Stockholders. The Shares to be offered hereby shall include any additional Shares issued to the Selling Stockholders upon exercise of the Warrants to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected by the Company as provided in the Warrants.

                                  RISK FACTORS

       The Shares offered hereby involve certain risks and prospective investors should carefully consider, among other factors, the following matters before purchasing the securities registered in this offering.

       1. INCREASED INDEBTEDNESS. As a result of the Acquisition and the Acquisition Loan (as hereinafter defined) the Company significantly increased the amount of its long-term debt. Accordingly, the Company's fixed charges will require a greater percentage of available cash flow. The degree to which the Company is leveraged could have important consequences to holders of the Shares, including the following: (I) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on indebtedness; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, product development costs or general corporate purposes may be limited; (iii) the Company's ability to pay dividends is and will be limited by the covenants and other terms of the financing agreements of the Company, including the Acquisition Loan, the bank credit facility agreement and the subordinated note agreement; (iv) the agreements governing the Company's long-term indebtedness contain certain restrictive financial and operating covenants; and (v) the Company could be more sensitive to a downturn in general economic conditions or in the agricultural industries.

       2. CERTAIN RISKS ASSOCIATED WITH THE ACQUISITION. There is no assurance that following the Acquisition the Company can successfully integrate the business of BP into its business or that economies of scale from the combination of these businesses will be achieved to the extent anticipated or at all. The approximately 39,000 subscriber contracts of BP assumed by the Company pursuant to the Acquisition generally will be terminable by the subscribers within one year or sooner. Although the Company has consistently maintained subscriber annualized retention rates of 88% or above (91% for 1995; see "Business-Retention"), there is no assurance that the acquired subscribers will continue their contracts when they come up for renewal. The increased business operations of the Company as a result of the Acquisition and its rapid expansion in the past several years will place significant demands on its administrative, operational and financial resources. The Company's future performance and profitability will depend in part on its ability to successfully integrate the business of BP into its own.

       3. NEW TECHNOLOGY. The business of the Company is subject to the continuous changes in technology which affect the methods by which information is distributed to the public. Although the Company is unaware of any new technology which is likely to replace its present electronic delivery systems and equipment at a competitive price, new developments in electronic hardware capabilities and in data distribution technologies could cause the Company's electronic delivery systems and equipment to become obsolete or economically inefficient or less attractive when compared to available alternatives. However, the improvement and enhancement (and subsequent lower prices) of some delivery technologies such as cable and fiber optics may provide the Company with economic alternatives to it's current primary delivery method, satellite.

       4. NEED FOR FUTURE FINANCING. Along with projected internally generated funds (including funds generated from the assets acquired in the Acquisition) and its present bank credit facility, the Company's financing to date is believed to be sufficient for the Company's operating requirements. However, the Company could be required to seek additional financing if its rate of subscription growth significantly exceeds that experienced during the past twelve months (not including the subscription growth as a result of the Acquisition). There is no assurance that such financing, if required, could be obtained or that such additional financing will be available on favorable terms.

       5. LIMITED SOURCE OF SUPPLY. The Company currently contracts for the manufacture of its receiver equipment from MidWestern Electronics. While there are other sources of manufacturing, an interruption in the delivery of the equipment could be costly to the Company. The manufacturer, MidWestern Electronics, has a disaster recovery plan in place so the supply of receiver equipment should not be interrupted for any extended period of time. In case of a disaster, the Company's revenue stream is protected by $1,000,000 of business interruption insurance. The companies policy is to have a 30 day supply of receivers in inventory which should minimize the effects of any interruptions in supply.

       6. COMPETITION. The Company operates in a highly competitive environment, competing with information and communication services utilizing various types of electronic media including satellite delivery, TV cable delivery, the Internet, electronic bulletin boards, television, radio, cellular, and telephone communications. In addition to the various electronic information publishers, the Company competes with print media and "old information gathering habits".
Many of the Company's actual and potential competitors have substantially greater resources than the Company.

       7. CONTROL BY AFFILIATES. The current executive officers and directors of the Company and stockholders who beneficially own 5% or more of the outstanding Shares together with their respective affiliates, beneficially own approximately 46% of the Shares outstanding (approximately 50% assuming the exercise of all options exercisable by them on July 1, 1996).

       8. DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on the efforts of its senior management team, particularly Roger Brodersen, Chief Executive Officer, Greg Sloma, President and Chief Operating Officer, Robert Herman, Senior Vice President, and Roger Wallace, Senior Vice President. The loss of the services of any of these individuals could have a material adverse effect on the Company.

       9. EFFECT OF AN ADVERSE AGRICULTURAL ECONOMY. As a result of the Acquisition, approximately 115,500 of the Company's 142,000 total subscribers will be subscribing to information services directed at agribusinesses. Consequently, a significant downturn in the agricultural economy could have an adverse effect upon the business of the Company.

                               RECENT DEVELOPMENTS

THE ACQUISITION

       On May 3, 1996, the Company acquired substantially all of the assets of BP pursuant to an Asset Purchase and Sale Agreement of the same date between the Company and BP. The primary business of BP was providing time-sensitive information and communication services to agricultural producers via a satellite delivery system.

       The acquisition consideration consisted of $63,500,000 and the Company's assumption of certain liabilities of BP consisting generally of trade accounts payable, accrued payroll and other accrued liabilities incurred in the ordinary course of the business of BP. These liabilities are approximately $9,800,000. The Company also assumed the obligations of BP under various customer contracts and assignable operating agreements and leases which become due or are to be performed after the closing of the Acquisition.

       The funds used to finance the Acquisition were obtained from (i) the Company's private placement of Shares for an aggregate sales price of $15,010,000 and (ii) secured term loans with a group of lenders in an aggregate principal amount of $48,490,000 borrowed by the Company pursuant to a 1996 Term Credit Agreement dated May 3, 1996, as amended by a First Amendment to 1996 Term Credit Agreement dated July 17, 1996 and by a Second Amendment to 1996 Term Credit Agreement dated July 31, 1996 (as amended, the "Acquisition Loan"). The Acquisition Loan provides for the unpaid principal amount to accrue interest at both fixed and floating interest rates depending on the particular lender. The principal amount of the Acquisition Loan is to be repaid in 72 equal monthly principal installments beginning January 31, 1997. The total amount of all unpaid principal and accrued interest hereunder shall be due and payable no later than December 31, 2002.

       The Acquisition Loan requires the Company to maintain total stockholders' equity of at least $23,500,000 during the term of the loan. In the event of default, interest shall accrue on the fixed rate loans at a fluctuating rate equal to the rate announced from time to time by First National Bank of Omaha as its National Base Rate plus four percent (4%). In the event of default, interest shall accrue on the floating rate loans at four percent (4%) above the rate otherwise in effect from time to time with respect to such loans.

       Pursuant to the Acquisition Loan, the Company is to maintain a ratio of total borrowings (excluding long-term subordinated debt) to stockholders' equity (including existing long-term subordinated debt) (the "Ratio") not to exceed 3.5 to 1. In the event the Ratio exceeds 3.0 to 1, any term note under the Acquisition Loan or the Company's senior loan agreement (described below) accruing interest at less than seven and one-half percent (7.5%) is included in a "Trigger Event". The Company is obligated to pay the holders of such term notes a fee of three-eighths of one percent (.375%) of the outstanding balance of the notes upon the occurrence of the Trigger Event and like amounts on the six month anniversary and the twelve month anniversary of the Trigger Event.

       Pursuant to the Acquisition Loan, the Company shall not permit the sum of the total borrowings under the Acquisition Loan and the senior loan agreement to exceed forty-eight times operating cash flow (operating income before depreciation and amortization expense). Additionally, total debt outstanding (including existing long-term subordinated debt) is limited to sixty times operating cash flow of the Company.

       The Company is also required to maintain a ratio of quarterly operating cash flow (as defined above) to interest expense of at least 2.25 to 1.0. Pursuant to the Acquisition Loan, the Company is permitted to pay cash dividends in any one year, which are, in the aggregate, less than 25% of the Company's net operating profit after taxes in the previous four quarters.

       The Company currently has a senior loan agreement with a group of banks (the "senior loan agreement"). The senior loan agreement, which expires June 30, 1997, unless extended, provides for a total commitment of up to $49,500,000 in borrowings. As of June 30, 1996, $34,000,000 of the total commitment had been borrowed, with the remaining $15,500,000 available to the Company.

       For more detailed information concerning the Acquisition, prospective investors should read the Company's Current Report on Form 8-K dated May 16, 1996, as amended by the Company Current Report on Form 8-K/A dated June 20, 1996, which are incorporated by reference into this Prospectus.



STOCK SPLIT OF SHARES

       On June 3, 1996, the Board of Directors of the Company approved a 3 for 1 stock split of the Shares outstanding or held in the treasury of the Company as of June 14, 1996. As a result of the stock split, the holders of the Warrants became entitled to purchase 75,000 Shares at a price of $7.39 per share (rather than the original 25,000 Shares at a price of $22.17 per share) pursuant to the anti-dilution provisions contained in the Warrants.

                                    BUSINESS

                                     General

       DTN delivers a broad range of news and information services targeted at niche markets in the United States and Canada. The Company is a leader in the electronic satellite delivery of their information and communication services to those niche markets. The Company's subscribers are businesses and individuals that rely upon timely information at an affordable cost to manage their business operations. DTN's business strategy of emphasizing customer service to build subscriber loyalty has led to a consistently high subscriber retention rate (91% for the year ended December 31, 1995).

       DTN's information comes from various news wires, public information and information purchased from third party sources, some of which are under contract with the Company on an exclusive basis. The Company maintains in-house news staff to edit certain information before it is transmitted to subscribers. The news and information is delivered to subscribers primarily via Ku- Band satellite (small dish) transmission. Other delivery methods include FM radio side band channels, TV cable, FAX, E-Mail and the Internet. DTN provides each subscriber with a receiver specifically built for the Company, as well as a monitor and antenna.

       The Company's revenue is derived primarily from five categories: (1) monthly, quarterly or annual subscriptions, (2) optional service subscriptions,
(3) communication services, (4) advertising and (5) service initiation fees.

       The percentage of total revenue for each category over the last three fiscal years was:

                                                1993                        1994                        1995
                                                ----                        ----                        ----
     Subscriptions                               72%                         73%                         74%
     Optional Service                             7%                          8%                          6%
     Communication Service                        9%                         10%                         11%
     Advertising                                  5%                          4%                          3%
     Service Initiation Fees                      7%                          5%                          6%

       DTN subscribers are charged monthly subscription rates of between $27.00 and $160.00, depending on the service and delivery technology utilized.

       Optional services are offered to subscribers on an "a la carte basis", similar to premium channels on cable TV. The information for these services is primarily provided by a third party with DTN receiving a share of the subscription revenue paid by the subscriber. Optional services revenue continues to grow but has decreased as a percentage of total revenue primarily due to the growth in subscription revenue.

       In addition to subscription fees described above, the Company sells communication services to companies that allows them to cost-effectively communicate a large amount of time-sensitive information to DTN subscribers. This category includes revenue generated from FAX and E-Mail services.

       The Company sells advertising space interspersed among the pages of news and information, similar to a newspaper or magazine. The advantage of an electronic advertisement over typical print media is the time-sensitive delivery of the ad, as well as the ability to change the advertising message quickly and as frequently as market conditions dictate. Advertising revenue continues to grow but has decreased as a percentage of total revenue primarily due to the growth in subscriptions revenue.

       Service initiation fees are one-time charges to new subscribers which vary in amount depending on the service and the information distribution technology. DTN also charges an initiation fee for those subscribers who convert to another service (ie: from a monochrome FM to a Ku color service).

       DTN currently has over 142,000 subscribers to its services, and is continuing to develop and add new services targeting additional markets. The Company also continues to invest in the enhancement and development of its delivery technology, in order to take advantage of the engineering and software advancements in the electronic delivery of information and communications services.

       The table below sets forth a summary of the industries and niche markets the Company currently serves and the number of subscribers and revenues from each of such industries.

                                                          Subscribers (Thousands)                Revenues (Millions)
                                                  -------------------------------        --------------------------------

 Industry            Niche Market Served          1993          1994         1995        1993          1994          1995
 --------            -------------------          ----          ----         ----        ----          ----          ----

Agribusiness      - Production Agriculture        61.7         67.1          77.4        $27.0         $33.7        $45.0
                  - Ag Commodity
                    Wholesaler/Broker and
                    Trader
                  - Ag Equipment Dealers
                  - Weather Impacted Business

Financial         - Financial Planners,            7.7          8.8          9.6           4.1           5.1          6.1
Services            Brokers and Individual
                    Investors

Energy            - Refiners and Wholesalers       5.8          6.7          7.1           4.9           7.2          9.9
Services            of Petroleum Products

Other             - Automobile Dealers
                  - Truck and Load Matchers
                  - Miscellaneous                   --           .5          2.8            .1            .1          1.2
                                                   ---          ---          ---           ---            --          ---

TOTAL                                             75.2(1)      83.1(1)       96.9(1)     $36.1         $46.1        $62.2
                                                  ====         ====          ====         ====          ====         ====
- ------------------

(1) These figures count subscribers receiving multiple services for each primary service received as reported consistently with prior filings with the Securities and Exchange Commission.

                                       10

BUSINESS STRATEGY


       The Company has demonstrated an ability to execute its strategy of identifying and creating services for niche markets. The recent introduction of DTN Weather Center is an example of identifying a new industry and creating an information service to fill a need for time-sensitive information. Through extensive research, the Company identified the need for "Real-time" weather at an affordable cost. Initial marketing efforts have indicated promising results from a number of weather-impacted businesses, including construction, aviation, golf/turf managers, emergency management agencies, departments of transportation and government agencies of all sizes.

       In 1995 the Company acquired 2,900 real-time commodity customers from Knight-Ridder Financial, Inc. and approximately doubled the number of customers to their Real-Time Commodity product, now called DTNstant(R)/Knight-Ridder. The companies' strong commitment to outstanding customer service and desire to expand the real-time product were the catalyst to this acquisition.

       The Company believes DTNergy(R) is the business model to emulate as it executes its growth strategy. After identifying the opportunity to serve the petroleum industry, the Company developed an affordable and efficient product to satisfy the need for time-sensitive information. While initially only transmitting price information from petroleum refiners to their jobbers and wholesales, DTN's customer service expanded the information content to include invoicing, electronic funds transfer notification and other information critical to the energy business. Refineries have come to rely upon DTNergy(R) as a highly efficient, cost-effective and customer service oriented product.

       The Acquisition will increase DTN's agricultural-related subscribers to over 115,500. DTN believes that this will create a subscriber base (much like DTNergy(R)) which will attract business from companies which desire to market their products and services to those subscribers. The Acquisition demonstrates the Company's execution of its growth strategy of expanding and servicing existing markets.

INDUSTRIES, SERVICES AND MARKETS

       Agribusiness Industry

       The DTN services targeted at the agribusiness industry accounted for 80% of the subscribers and 72% of the revenue of the Company for 1995. The table below sets forth information regarding the DTN services targeted to agribusiness markets.

                                                                                    1995           1995
Market                                                                           Subscribers     Revenue
Entry            Service               Description              Market           (thousands)   (millions)
- -----       -----------------     -------------------      -----------------     -----------   ----------

1984        DTN AgDaily(R)        Agricultural             Farmers,                   67.6        $35.7
                                  market information       Livestock
                                  delayed Commodity        Producers, Grain
                                  quotes, weather          Elevators, other
                                  and crop analysis        Agribusinesses.

1994        DTN Pro-SeriesSM      Advanced weather,        Same as AgDaily             (1)          (1)
                                  charts, Intraday
                                  analysis, and
                                  equity information

1993        DTNstant(R)           Real-time version        Large Ag                    5.4          6.5
            Knight-Ridder         of DTN AgDaily           Producers, Grain
                                  with expanded news       Elevators,
                                                           Commodity Brokers

1993        DTN IronSM            Equipment locator        Agricultural                 .8           .8
                                  and inventory            Equipment Dealers
                                  management for farm
                                  implement dealers

1994        DTN ProduceSM         Weather, prices,         Growers, shippers,          1.4          1.0
                                  transportation and news  packers, brokers,
                                  for produce businesses   retailers, institutions

1995        DTN Weather CenterSM  Advanced weather         Golf courses,               2.2          1.0
                                  information service      construction,
                                                           emergency manage-
                                                           ment, aviation,
                                                           public works, etc
                                                                                     -----        -----
TOTAL                                                                                77.0         $45.0
- --------------------------                                                           =====        =====

(1) Included in AgDaily.

DTN Ag Daily Service

       The Company's first service, DTN AgDaily, remains its largest service.

       All Agribusiness Industry subscriptions are primarily sold by DTN's employee sales force of district sales representatives as well as by independent, commission-only sales representatives. The Company obtains leads for the employee sales force through telemarketing, direct mail, print media advertising, and customer referrals. The price of the monochrome FM service is $27.00 per month, $34.00 per month for monochrome Ku service, and $50.00 per month for color Ku service.

       The biggest competitors to this service are considered by DTN to be the combination of printed advisory services, radio, television, telephone, other satellite information services, on-line services, and the changing of old information gathering habits.

       The addition of approximately 39,000 subscribers from the Acquisition (in addition to DTN's existing subscription base of 68,700) enhances the marketability of communication services and advertising, and provides an attractive communication path for companies marketing products and information to "America's best" agricultural producers.

       The combined subscribers of DTN and BP produce a significant percentage of total U.S. agricultural production. The table below sets forth approximations of the total acres of certain crops farmed in the United States by the combined subscribers, the total head of certain livestock fed in the United States by the combined subscribers, and the corresponding percentages of total United States production.


                            Total Acres                        % of Total
                             Farmed by                        United States
Crop                      Subscribers (1)                       Acres (2)
- ----                      ---------------                       ---------
Corn                        34,721,000                             50%
Soybeans                    27,488,000                             45%
Sorghum                      4,180,000                             38%
Wheat                       20,767,000                             32%

                          Total Head Fed                       % of Total
Livestock                by Subscriber (1)               U.S. Livestock Fed (2)
- ---------                -----------------               ----------------------
Hogs                        47,326,000                             68%
Cattle                      25,902,000                             57%

(1) With respect to DTN subscribers, these figures were derived from questionnaires completed by the subscribers upon becoming initial subscribers of DTN or upon updated questionnaires should the subscribers convert to other DTN services. With respect to BP subscribers, these figures were derived from surveys conducted by a group of agricultural businesses consisting of Pioneer Hi-Breds International, Case International, Farm Progress, Purina and American Cyanamid.

(2) These percentages are determined based upon comparisons of the DTN and BP subscriber data with data published by the U.S. Department of Agriculture in 1995.


DTN PRO SERIES SERVICES

       The DTN Pro Series services are an advanced information sources designed for agricultural subscribers who require more extensive information that can be customized for their specific needs and operations. The DTN Pro Series services consist of five separate services: Weather Pro, News Pro, Chart Pro, Intraday Pro, and Stock Pro.

       Each individual DTN Pro Series service is bundled together with DTN AgDaily. Each individual DTN Pro Series service is $62.00 per month except Stock Pro which is $66.00 a month. The Company also offers DTN Premier which is a package of Weather Pro, News Pro, Chart Pro and Intraday Pro, priced at $79.00 per month. DTN Premier Plus is a package of DTN Premier and Stock Pro, priced at $82.00 a month. The DTN Pro Service services are only available by color Ku-band satellite transmission.


DTNSTANT/KNIGHT-RIDDER SERVICE

       The July 1995 acquisition by DTN of 2,900 subscribers from Knight-Ridder Commodity Center made the DTNstant/Knight-Ridder service a leader in the satellite delivery of instant commodity information to agribusinesses. This acquisition more than doubled DTN's instant commodity subscriber base with revenue from such subscribers increasing 84% in 1995 compared to 1994. DTNstant/Knight-Ridder operates in a very competitive market with numerous national and regional providers of instant commodity quotes. This service is available only by color Ku-band satellite transmission and is priced at $160.00 a month.

DTNIRON SERVICE

       The DTNiron service provides detailed listing of farm implement equipment for sale by dealers as well as equipment needed by the dealers. Subscribers receive industry news, financial information, economic indicators, and information from the DTN AgDaily color service. This service is only available by color Ku-band satellite transmission and is priced at $98.00 a month.

DTN PRODUCE SERVICE

       The DTNPROduce service provides the produce industry with timely weather, prices, transportation and news information.

       The market for the service is the entire produce food chain of growers, shippers, packers, brokers, retailers and institutional buyers. This service is available only by color Ku-band satellite transmission and is priced at $88.00 per month.


DTN WEATHER CENTER SERVICE

       The DTN Weather Center service was unveiled at the corporation's annual meeting held in April 1995. This service can be sold to virtually any industry where timely, accurate, accessible weather information would cause a decision to be made concerning the deployment of resources. This service is available only via color Ku-band satellite transmission and is priced at $68.00 per month. DTN's 1995 marketing efforts have demonstrated promising acceptance of this service by a variety of weather impacted businesses.

Financial Services Industry

       DTN's services targeted to the financial services industry accounted for 10% of the subscribers and 10% of the revenues of the Company for 1995. The table below sets forth a summary of the DTN services targeting the financial services industry and the number of subscribers and revenues for such services.

                                                                                            1995             1995
                                                                                         Subscribers       Revenues
Entry           Market Service         Description                Market                 (thousands)      (millions)
- -----           ---------------        -----------------     ---------------------       -----------      ----------
1989            DTN Wall St.(R)        Delated stock         Financial Advisors,             9.3             $5.9
                                       quotes, financial     Independent Brokers,
                                       and market news       Individual Investors,
                                                             Financial Inst.

                Other Services         Mortgage Quotes       Mortgage Industry                .3               .2
                                       U.S. Gov't            Small Public and
                                       Security Quotes       Private Treasurers
                                                                                             ---             ----
                TOTAL                                                                        9.6             $6.1
                                                                                             ===             ====


       The strength of the Company's Wall Street service is that the service provides a comprehensive in-depth array of information at an affordable cost. The service is designed for the subscriber who desires a continuous feed of delayed quotes and information. The primary competitors of the DTN Wall Street service are satellite, TV cable and dial-up quote services. New subscribers to this service are obtained through direct response marketing, primarily print media, television, advertising and telemarketing. This service is available by Ku- band satellite and TV cable and is price at $41.95 per month.

ENERGY INDUSTRY

       DTN's service targeted to the petroleum industry accounted for 7% of the subscribers and 16% of the revenues of the Company for 1995. The table below sets forth a summary of the DTNergy service and the number of subscribers and revenues for such service.

                                                                                           1995             1995
Market                                                                                  Subscribers       Revenues
Entry           Service                  Description              Market                (thousands)      (millions)
- ------         ----------             -----------------     -----------------            ----------      ----------
1991           DTNergy(R)             Delayed energy        Petroleum, Whole-               7.1             $9.9
                                      futures & options     Salers, Refiners                ===              ===
                                      quotes, news and
                                      weather.

                                       15

DTNERGY SERVICE

       DTNergy(R) is designed to connect refiners (producers of refined fuels) to wholesalers (distributor of refined fuels). This service has become the communications tool most widely used by the petroleum industry. The strength of the DTNergy(R) service is the ability to deliver, within seconds, accurate refiner terminal prices and other vital communications to the wholesalers.

       DTNergy(R) generates revenue from two primary sources, the wholesaler and the refiner. The wholesaler pays a monthly subscription fee of $36.00 for the monochrome Ku-band satellite service. The refiner pays fees based upon the number and length of communications sent to wholesalers. The service is only available by color Ku-band satellite.

OTHER INDUSTRIES AND SERVICES

       The Company is always looking for new services and ventures to provide growth for the future. DTN's additional services include a service for the automobile industry and two joint ventures. The joint ventures serve the electrical equipment and freight and load matching markets. This group of services account for 3% of the subscribers and 2% of the revenue of the Company for 1995.

SUBSCRIBER RETENTION

       The Company's subscriber retention rate is one of the key elements of its success. The Company's overall subscriber retention rate was 91% for the year ended December 31, 1995. This rate is significantly higher than cable TV, magazines and other comparable industries. This retention rate is the result of the Company's commitment to customer service and its ability to continually "tweak" the product information content to fulfill subscriber demands. Listening to subscribers is a full-time vocation at DTN.

INFORMATION DISTRIBUTION TECHNOLOGY

       The Company currently utilizes predominantly Ku satellite delivery technology for its services. Ku satellite is one of the most efficient and economical ways to deliver information from a point to multiple points. It is a major factor in achieving the Company's daily communication cost per subscriber of approximately 6(cent). The Company continues to explore new and different technologies and will utilize those technologies which meet the customers demands at an affordable cost.

       The first delivery technology used by the Company was FM radio side-band channels. The Ku satellite technology was added in 1989, providing the ability to reach customers outside the geographic territories of the signals of the FM stations. FAX, TV cable (VBI), E-Mail and the Internet have since been added to further expand our distribution network.

       The Company provides all of the equipment necessary for subscribers to receive their service. This equipment includes a receiver, specifically built for the Company, a video monitor, a small 30" Ku-band satellite dish (or an FM antenna). A keyboard, mouse and printer may be provided depending on the service. DTN is responsible for the normal maintenance and repair of the subscriber equipment.

       Prior to 1992, the Company utilized a monochrome system. The monochrome system translates the Company's data stream into text and has the capability, depending on capacity, to receive and display from 126 to 246 different pages of information. The monochrome receiver has the capability to download information to a printer or computer.

       In 1992,  the Company  introduced  the Advanced  Communications  EngineSM
(ACE) receiver, a color graphics receiver system, that expanded the ability to provide information and communication services. This receiver has multiple processors that capture, manipulate and display high resolution color pictures, graphics, and text. A separate processor provides the ability to play audio clips such as weather forecasts, voice advertisements or audio alarms used when a futures contract reaches a pre-set price. In addition, this processor may send and retrieve information by using an internal modem. The receiver has the ability to download information to a printer or computer. This receiver is equipped with an internal hard drive that allows processed information to be stored, archived (versus frequent rebroadcasting) and then displayed using the receivers built-in control panel, a keyboard or a mouse at the subscribers convenience.

       One of the unique aspects of the Company's information distribution technology is the computer software developed by the Company specifically for use with the DTN receivers. This software manages information from a wide array of input sources, runs routines, sets priorities and then initiates transmissions to the satellite. The software provides the capability to individually address each receiver unit placed with a subscriber, permitting the Company to transmit specified information to a specific subscriber or subscribers.

       The Company leases satellite channels, FM radio side-band channels and TV cable (VBI) to deliver the information to the Company's receivers used by its subscribers. All information is up- linked from Omaha to satellite (except FAX and other telephone delivery technology) and down- linked from the satellite to the subscriber based on the distribution technology. The Ku subscribers utilize a 30" satellite dish, a direct down-link, to receive their information. The FM monochrome subscribers receive their information using an FM antenna that receives the information via the side- band transmitted from the radio stations.

       Early in  1994,  the  Company  began  using a new TV  cable  distribution technology involving vertical blanking intervals (VBI). The Company has contracted with a major cable TV superstation to transmit information along with the station's TV signal. This technology eliminates the need for an FM antenna or satellite dish and is available to businesses or residences that are wired for cable TV and receive the superstation's service.

         The Company has approximately 8,000 DTNergy customers receiving information using FAX technology. The E-Mail business is primarily a subscriber (an E-Mail source) communicating specific messages to a group of subscribers. Currently, there are over 200 E-Mail sources delivering over 1,000 pages of information per day to subscribers. The Company began to deliver services on the Internet in 1995 and plans to continue researching this information distribution technology.

                              SELLING STOCKHOLDERS

       The Selling Stockholders listed in the table below are the registered holders of the Warrants as of August 7, 1996. Assuming the exercise of the Warrants in their entirety, the Selling Stockholders may sell the number of Shares set forth opposite their respective names. The table sets forth information as of August 7, 1996 and as adjusted to reflect the sale of Shares offered by this Prospectus with respect to record ownership of the Shares by the Selling Stockholders:

                                                                                                   Owned After Offering
                                          Shares        Percent of       Shares             --------------------------------
                                           Owned          Shares          to be                   No. of           Shares
Name                                     of Record      Outstanding      Sold(1)                  Shares         Outstanding
- ----                                     ---------      -----------      -------            ------------------   -----------
Equitable Capital Private Income            --              --           75,000                 --                    --
and Equity Partnership II, L.P.
- ----------

(1)  These Shares are to be issued upon the exercise of the Warrants.


                              PLAN OF DISTRIBUTION

       The Shares offered pursuant to this Prospectus will be issued by the Company upon the exercise of the Warrants and will generally be sold by the Selling Stockholders through securities broker-dealers in ordinary broker transactions. The brokers will receive commission not in excess of the usual and customary broker's commissions. The Company is not engaging an underwriter in connection with the shelf registration or offering of these Shares.

                           DESCRIPTION OF COMMON STOCK

       The Shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prospective investors are urged to read the Company's registration statement on Form 8-A, as amended, filed pursuant to the Exchange Act for a description of and information relating to the Shares.

                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

       The Shares are currently listed with the National Association of Securities Dealers Automated Quotations National Market System (NASDAQ/NMS) under the symbol DTLN. Reports, proxy statements and other information filed by the Company with NASDAQ can be inspected and copied at the public reference facilities maintained by NASDAQ at NASDAQ Reports Section, 1735 K Street, N.W., Washington, D.C. 20006-1506.

       The Company has filed a registration statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

       (a) the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1995.

       (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

       (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

       (d) the Company's Current Report on Form 8-K dated May 16, 1996, as supplemented by its amended Current Report on Form 8-K/A dated June 20, 1996.

       (e) the Company's Report on Form 10-C dated May 13, 1996, filed with the Commission pursuant to Section 13 of the Exchange Act.

       (f) the Company's Report on Form 10-C dated July 8, 1996, filed with the Commission pursuant to Section 13 of the Exchange Act.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Secretary, Data Transmission Network Corporation, 9110 West Dodge Road, Suite 200, Omaha, Nebraska 68114, telephone number (402) 390-2328.

No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer
made  by  this  Prospectus   and,  if  given  or  made,   such   information  or
representation should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date hereof.

                --------------------

                        TABLE OF CONTENTS

                                                 Page

Prospectus Summary............................      2
Risk Factors..................................      5
Recent Developments............................     7
Business.......................................     9
Selling Stockholders...........................    19
Plan of Distribution...........................    20
Description of Common Stock...................     21
Available Information.........................     22
Incorporation of Certain
  Information by Reference....................     23





                                  75,000 Shares





                                DATA TRANSMISSION
                                     NETWORK
                                   CORPORATION





                                  Common Stock







                                   PROSPECTUS











                                 August 7, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

       The following table sets forth the costs and expenses payable by the Company in connection with the sale of Shares being registered. All amounts are estimates except the SEC registration fee.

Registration Fee -- Securities and Exchange Commission               $      517
Blue Sky Fees and Expenses                                           $      300
Legal Fees and Expenses                                              $    2,000
Accounting Fees and Expenses                                         $    3,000
Miscellaneous                                                        $    2,000
                                                                     ----------
Total                                                               $     7,817
                                                                    ===========

Item 15. Indemnification of Officers and Directors

       The Certificate of Incorporation of the Company, as permitted by the laws of the State of Delaware, provides for the limitation of liability of directors with respect to monetary damages for breach of fiduciary duty. However, such certificate does not limit the liability of a director for breaching his duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith, for engaging in intentional misconduct, under Section 174 of the General Corporation Law of the State of Delaware pertaining to unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derived an improper benefit.

       Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. The bylaws of the Company provide that the officers and directors of the Company shall be indemnified by the Company to the fullest extent permitted by the laws of Delaware, as amended from time to time.

       The Company presently maintains insurance to protect itself and its directors and officers against certain liabilities, costs and expenses arising out of claims or suits against such directors and officers resulting from their service in such capacity.

Item 16. Exhibits

Number            Description                                                                           Page Number

 2.               Plan of acquisition
                  (This  document  is filed as an exhibit  to the  Registrant's
                  Current Report on Form 8-K dated May 16, 1996.)

 4.(a) Specimen copy of stock certificate (This document is filed as an exhibit to the Company's Registration Statement on Form
                  S-1 as filed November 4, 1988.)

   (b)            Certificate of Incorporation of registrant
                  By-Laws of registrant
                  (These  documents  are  filed as  exhibits  to the  Company's
                  Registration  Statement  on Form  S-1 as  filed  December  4,
                  1987.)

 5.               Opinion of counsel                                                                           II-6

23.(a)            Consent of Deloitte & Touche LLP                                                             II-7

   (b)            Consent of KPMG Peat Marwick                                                                 II-8

                  Consent of Counsel (included in Exhibit 5.)

Item 17.  Undertakings

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)     To include any prospectus required by section
10 (a) (3) of the Securities Act of 1933;

                           (ii)    To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii)   To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however, that paragraphs (i) and (ii) above
do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Omaha and the State of Nebraska on August 7, 1996.

                                   DATA TRANSMISSION NETWORK CORPORATION


                                   By:   /s/  Roger R. Brodersen
                                   -------------------------------------------
                                   Roger R. Brodersen, Chief Executive Officer